SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2018

MARIJUANA COMPANY OF AMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Utah (State or other jurisdiction of incorporation or organization)	Commission File Number 000-27039	87-0406858 (I.R.S. Employer Identification Number)

1340 West Valley Parkway Suite #205 Escondido, California 92029

(Address of Principal Executive Offices and Zip Code)

(888) 777-4362
(Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 19, 2018, the registrant appointed Robert Coale as an independent director. There is no arrangement or understanding between the Mr. Coale and any other person pursuant to which Mr. Coale was selected as a director. Mr. Coale has not, since the beginning of the registrant’s last fiscal year, including any currently proposed transaction, been a participant in a material transaction in an amount exceeding $120,000, in which Mr. Coale had or will have a direct or indirect material interest. The registrant has not and is not expected to be named to any board committees. The registrant and Mr. Coale entered into an independent director agreement whereby the registrant agreed to compensate Mr. Coale with four thousand dollars paid quarterly, and one million shares of registrant common stock issuable through the registrant’s equity incentive plan.

Mr. Coale is the President of CFS Capital Group, Inc., a firm focused on business consulting, private equity investments, financial and strategic joint venture facilitation, including telecommunications, banking, fund raising, non-profit, retirement, entertainment, licensing, gateway interface/merchant processing, real estate development, and strategic planning. Mr. Coale holds a Master’s in Business Administration, with an emphasis on International Marketing and Strategic Planning from Pepperdine University awarded in 1992; a Bachelors of Science with an emphasis in Finance from the University of Southern California awarded in 1982, and is currently a member of the Advisory Board to Everlert, Inc. (OTC: EVLI).

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

(a)(1) On September 20, 2018, the registrant terminated its joint venture agreement with Bougainville Ventures, Inc., originally entered into on March 16, 2017, as amended on November 6, 2017. No material relationship exists between the registrant and any of its affiliates and any other parties with respect to the material definitive agreement.

(2)(3) The registrant and Bougainville originally agreed to a joint venture with the goal of participating in the legalized cannabis business in Washington State. The parties intended to organize and operate a cannabis growth and cultivation business on land owned by Bougainville in Oroville, Washington. The registrant agreed to finance the joint venture with a cash payment of $800,000. The registrant also issued Bougainville 15 million shares of its common stock. Bougainville represented that it would provide the real property for the joint venture, computer controlled greenhouses and agricultural facilities and, as landlord, oversight of the operations of a cannabis licensee holding a I-502 cannabis license. Bougainville represented that the property was I-502 compliant, and that Bougainville had a lease payment arrangement with an I-502 license holder to operate on the land. Bougainville agreed to vend clear title to the real property associated with the I502 licensee to the joint venture within 30 days of the final payment by the registrant. Despite the registrant complying with its full financial obligations, Bougainville did not and has not transferred the real property to the joint venture. The registrant determined that Bougainville did not own the real property; misappropriated funds paid into the joint venture for its own purposes; and, did not possess an agreement with a licensed I-502 operator.

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The registrant filed suit against Bougainville, et al. in Okanogan County Superior Court, case number 18-2- 0045324. The registrant’s complaint seeks legal and equitable relief for breach of contract, fraud, breach of fiduciary duty, conversion, recession of the joint venture agreement, an accounting, quiet title to the property in the name of the registrant, for the appointment of a receiver, the return to treasury of 15 million shares issued to Bougainville, and, for treble damages pursuant to the Consumer Protection Act in Washington State. The registrant has filed a lis pendens on the real property.

Section 8 - Other Events

Item 8.01 Other Events.

On September 4, 2018, the United States District Court for the Northern District of Texas approved a stipulation to settle the legal action brought by DTTO Funding against the registrant on June 25, 2018. The complaint alleged breach of contract related to the registrant’s April 20, 2017 convertible promissory note. DTTO sought damages against the Company including principal, default interest, liquidated damages, attorney fees and costs. The court approved stipulated settlement included a release of all claims and the disposal of the entire action by entry of a dismissal with prejudice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated September 25, 2018

MARIJUANA COMPANY OF AMERICA, INC.

By: /s/ Donald Steinberg

Donald Steinberg

Chief Executive Officer

(Principal Executive Officer)

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